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                                    Exhibit 1


















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RANDGOLD RESOURCES ACCELERATES PURSUIT OF NEW GROWTH OPPORTUNITIES


London, 1 April 2003 - Randgold Resources is one of the few emerging gold companies that has the ability to invest substantially and on a sustained basis in exploration and new business development, says chief executive Dr Mark Bristow in the annual report published today.

Bristow notes that the London and Nasdaq listed company is effectively ungeared and boasts a growing cash reserve* on hand, while its Morila joint-venture mine in Mali, which has a banked reserve extending to 2010, will continue to generate a strong revenue stream well into the future. (*Cash reserve - Dec 2002:US$39 million / Feb 2003:US$61 million)

"Selected million-ounce-plus gold projects in the world are constantly being scrutinised by the Randgold Resources team against our criteria, the principal one being a project return of at least 20%. This magnitude of return cannot be achieved by the faint of heart, but as ever, our willingness to take on risk will be linked to our confidence that it is manageable," says Bristow.

"In addition to pursuing new opportunities for expansion by acquisition or through partnerships, we are also maintaining our organic growth drive through aggressive exploration programmes in our priority areas. These programmes will continue to generate prospects for incorporation in our development portfolio."

The company set new profit and production levels in 2002, increasing net profit by 270% to US$65.7 million and attributable gold output by 67% to 421 126 ounces. Morila produced more than a million ounces of gold during the year.

Also in the annual report, chairman Roger Kebble says Randgold Resources' traditional strengths - strategic clarity, technical skill, corporate know-how and entrepreneurial flair - have been augmented by a robust balance sheet.

"This has widened the company's scope, extended its reach and accelerated its pursuit of new opportunities," Kebble says.

Kebble says in the current unsettled climate, gold is returning to the fore as a safe-haven investment. During the bear market, investment in exploration and new production had largely fallen away and world production of gold dropped for the first time in years in 2002.

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"All these factors should be positive for our company which, unlike most of the gold industry, continued to invest in its future through the trough," he says.


****************************************************

Document on December 2002 Annual Report and Accounts A copy of the above document has been submitted to the UK Listing Authority, and will shortly be available for inspection at the UK Listing Authority's Document Viewing Facility, which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS

Tel. No. (0)20 7676 1000

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Issued on behalf of Randgold Resources Limited by du Plessis Associates.
dPA contact Kathy du Plessis
Tel: 27(11) 728 4701, mobile: (0)83 266 5847
or e-mail randgoldresources@dpapr.com
website: www.randgoldresources.com

***********

DISCLAIMER:
Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.

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